UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 18, 2016

ProShares Trust II

(Exact name of registrant as specified in its charter)

Delaware	001-34200	87-6284802
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Michael L. Sapir

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000E

Bethesda, Maryland 20814

(240) 497-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Schmidtberger, Esq.

James C. Munsell, Esq.

c/o Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

and

Robert J. Borzone, Jr.

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000

Bethesda, MD 20814

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

ProShare Capital Management LLC plans to close and liquidate ProShares Managed Futures Strategy (the “Fund”).

After the close of business on March 18, 2016, the Fund will no longer accept creation orders. Secondary market trading in the Fund’s shares will be halted prior to the market open on March 21, 2016. Fund holdings will be liquidated by March 21 or shortly thereafter. Beginning on March 21, shares of the Fund will not be traded on NYSE Arca and there will be no secondary market for the shares. Once the Fund is in the process of liquidating its portfolio, it will not be managed in accordance with its investment objective. Proceeds of the liquidation are scheduled to be distributed to shareholders on or about March 30, 2016.

Any shareholders remaining in the Fund on the distribution date will automatically have their shares redeemed for cash at the net asset value as of the liquidation date. The cash distribution will be deposited into the cash portion of shareholders’ brokerage accounts. These cash distributions are taxable events, and shareholders should consult their tax advisors about potential tax consequences.

The liquidation of the Fund means that the Fund will no longer participate in the NYSE Arca ETP Incentive Program.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated February 18, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2016

ProShares Trust II

By:	/s/ Todd B. Johnson
Todd B. Johnson
Principal Executive Officer